Exhibit 1.1

Calumet, Inc.

Common Stock

EQUITY DISTRIBUTION AGREEMENT

January 14, 2025

BMO Capital Markets Corp.

151 W 42nd Street

New York, New York 10036

Ladies and Gentlemen:

Calumet, Inc., a Delaware corporation (the “Company”), confirms its agreement (this “Agreement”) with BMO Capital Markets Corp., a Delaware corporation (“BMOCM”) with respect to the issuance and sale from time to time by the Company of shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $65,000,000 (the “Maximum Amount”) through or to BMOCM, as sales agent or principal, on the terms and subject to the conditions set forth in this Agreement.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-284267) for the registration of the Shares (the “registration statement”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations of the Commission thereunder (collectively, the “Rules and Regulations”). The Registration Statement (as defined below) sets forth the material terms of the offering, sale and plan of distribution of the Shares and contains additional information concerning the Company and its business. Except where the context otherwise requires, the term “Registration Statement” means the registration statement, as amended at the time of the registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to BMOCM, including (i) all documents filed as a part thereof or incorporated, or deemed to be incorporated, by reference therein and (ii) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C of the Rules and Regulations, to be part of the registration statement at the effective time. Except where the context requires, the term “Base Prospectus” means the prospectus dated January 14, 2025, filed as part of the Registration Statement, including the documents incorporated by reference therein as of the date of such prospectus. Except where the context otherwise requires, the term “Prospectus Supplement” means the most recent prospectus supplement relating to the Shares, to be filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations on or before the second business day after the date hereof (or such earlier time as may be required under the Act), in the form furnished by the Company to BMOCM in connection with the offering of the Shares. Except where the context otherwise requires, the term “Prospectus” means the Prospectus Supplement (and any additional prospectus supplement prepared in accordance with the last sentence of Section 3(cc) and filed in accordance with the provisions of Rule 424(b) of the Rules and Regulations), together with the

Base Prospectus attached to or used with the Prospectus Supplement. “Permitted Free Writing Prospectus” has the meaning set forth in Section 3(g). Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Prospectus and any Permitted Free Writing Prospectus shall, unless otherwise stated, be deemed to refer to and include the documents, if any, incorporated, or deemed to be incorporated, by reference therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall, unless stated otherwise, be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) on or after the initial effective date of the Registration Statement or the date of the Base Prospectus, the Prospectus Supplement, the Prospectus or such Permitted Free Writing Prospectus, as the case may be, and deemed to be incorporated therein by reference.

The Company confirms its agreement with BMOCM as follows:

1. Sale and Delivery of the Shares.

(a) Agency Transactions. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and BMOCM agree that the Company may issue and sell through BMOCM, as sales agent for the Company, the Shares (an “Agency Transaction”) as follows:

(i) The Company may, from time to time, propose to BMOCM the terms of an Agency Transaction by means of a telephone call or other form of written electronic communication (confirmed promptly by electronic mail in a form substantially similar to Exhibit A hereto (an “Agency Transaction Notice”)) from any of the individuals listed as authorized representatives of the Company on Schedule 1 hereto (each, an “Authorized Company Representative”), such proposal to include: the trading day(s) for the Nasdaq Global Select Market (the “Exchange”) (which may not be a day on which the Exchange is scheduled to close prior to its regular weekday closing time) on which the Shares are to be sold (each, a “Trading Day”); the maximum number or value of Shares that the Company wishes to sell in the aggregate and on each Trading Day; and the minimum price at which the Company is willing to sell the Shares (the “Floor Price”). The Agency Transaction Notice shall be effective upon delivery to BMOCM unless and until (A) BMOCM in its sole discretion declines to accept the terms contained therein and does not confirm promptly in accordance with Section 1(a)(ii), (B) the entire amount or value of the Shares under the Agency Transaction Notice has been sold, (C) the number of Trading Days set forth in the Agency Transaction Notice has elapsed, (D) the Company suspends or terminates the Agency Transaction Notice in accordance with the notice requirements set forth in Section 1(a)(iv), (E) the Company issues a subsequent Agency Transaction Notice with parameters superseding those on the earlier Agency Transaction Notice or (F) this Agreement has been terminated under the provisions of this Agreement.

(ii) If such proposed terms for an Agency Transaction are acceptable to BMOCM, it shall promptly confirm the terms by countersigning the Agency Transaction Notice for such Agency Transaction and emailing it to an Authorized Company Representative.

(iii) Subject to the terms and conditions hereof, BMOCM shall use its commercially reasonable efforts to sell all of the Shares designated in, and subject to the terms of, such Agency Transaction Notice. BMOCM shall not sell any Share at a price lower than the Floor Price. The Company acknowledges and agrees with BMOCM that (x) there can be no assurance that BMOCM will be successful in selling all or any of such Shares or as to the price at which any Shares are sold, if at all, (y) BMOCM shall incur no liability or obligation to the Company or any other person or entity if it does not sell any Shares for any reason and (z) BMOCM shall be under no obligation to purchase any Shares on a principal basis pursuant to this Agreement (except in the case of a Principal Transaction (as defined below) pursuant to this Agreement and the relevant Terms Agreement (as defined below)).

(iv) The Company, acting through an Authorized Company Representative, or BMOCM may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend an offering of the Shares or terminate an Agency Transaction Notice; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(v) If the terms of any Agency Transaction as set forth in an Agency Transaction Notice contemplate that the Shares shall be sold on more than one Trading Day, then the Company and BMOCM shall mutually agree to such additional terms and conditions as they deem necessary in respect of such multiple Trading Days, and such additional terms and conditions shall be binding to the same extent as any other terms contained in the relevant Agency Transaction Notice.

(vi) BMOCM, as sales agent in an Agency Transaction, shall not make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (w) by means of ordinary brokers’ transactions that qualify for delivery of the Prospectus in accordance with Rule 153 of the Rules and Regulations and meet the definition of an “at the market offering” under Rule 415(a)(4) of the Rules and Regulations, (x) in block transactions, (y) such other sales of the Shares permitted by law on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and BMOCM in writing and (z) by means of any other existing trading market for the Shares or to or through a market maker other than on an exchange.

(vii) The compensation to BMOCM for sales of the Shares in an Agency Transaction with respect to which BMOCM acts as sales agent hereunder shall be in the form of commissions equal to 2.0% of the gross offering proceeds of the Shares sold pursuant to this Agreement. The foregoing rate of compensation shall not apply in the event of a Principal Transaction pursuant to a Terms Agreement. BMOCM shall provide written confirmation to the Company (which may be provided by email to an Authorized Company Representative) following the close of trading on the Exchange on each Trading Day on which Shares are sold in an Agency Transaction under this Agreement, setting forth (i) the number of Shares sold on such Trading Day, (ii) the gross offering proceeds received from such sales, (iii) the commission payable by the Company to BMOCM with respect to such sales and (iv) the net offering proceeds (being the gross offering proceeds for such sales less the commission payable for such sales) (the “Net Offering Proceeds”).

(viii) Unless the Company and BMOCM shall otherwise agree, settlement for sales of the Shares in an Agency Transaction pursuant to this Agreement shall occur on the first Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each such day, an “Agency Settlement Date”). On each Agency Settlement Date, the Shares sold through BMOCM in Agency Transactions for settlement on such date shall be issued and delivered by the Company to BMOCM against payment by BMOCM to the Company of the Net Offering Proceeds from the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares by the Company or its transfer agent to BMOCM’s or its designee’s account (provided that BMOCM shall have given the Company written notice of such designee prior to the relevant Agency Settlement Date) at The Depository Trust Company or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, in return for payment in same-day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable), shall default on its obligation to deliver the Shares on any Agency Settlement Date, the Company shall (i) hold BMOCM harmless against any loss, claim, damage, or expense (including, without limitation, reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay BMOCM any commission, discount or other compensation to which it would otherwise be entitled absent such default.

(b) Principal Transactions. If the Company wishes to issue and sell the Shares other than as set forth in subsection (a) of this Section 1 (each, a “Principal Transaction”), the Company will notify BMOCM of the proposed terms of such Principal Transaction. If BMOCM, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company, wishes to accept amended terms, BMOCM and the Company will enter into an agreement in form and substance mutually satisfactory to the Company and BMOCM (each, a “Terms Agreement”) that sets forth the terms of such Principal Transaction, including, without limitation, the time, date and place of delivery of and payment for the Shares to be sold pursuant to such Principal Transaction (each of such date and each Agency Settlement Date, a “Settlement Date”). The terms set forth in a Terms Agreement shall not be binding on the Company or BMOCM unless and until each of the Company and BMOCM has executed such Terms Agreement accepting all of such terms. The commitment of BMOCM to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. In the event of a conflict between the terms of this Agreement and the terms of any Terms Agreement, the terms of such Terms Agreement shall control.

(c) Maximum Number of Shares. Under no circumstances shall the Company propose to BMOCM, or BMOCM effect, a sale of Shares in an Agency Transaction or a Principal Transaction pursuant to this Agreement or any Terms Agreement if such sale would (i) cause the aggregate gross sales proceeds of the Shares sold pursuant to this Agreement or any Terms Agreement to exceed the Maximum Amount, (ii) cause the number of Shares sold to exceed the number of shares of Common Stock available for offer and sale under the then effective Registration Statement or (iii) cause the number of Shares sold pursuant to this Agreement to exceed the number of Shares authorized from time to time to be issued and sold pursuant to this Agreement by the Company’s board of directors, or a duly authorized committee thereof, and notified to BMOCM in writing.

(d) Regulation M. If either party hereto has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Shares, it shall promptly notify the other party and sales of Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party hereto.

(e) Black-out Periods. Notwithstanding any other provision of this Agreement, no sales of Shares shall take place, the Company shall not request the sales of any Shares that would be sold and BMOCM shall not be obligated to sell or offer to sell any Shares, at any time during the period commencing on the tenth calendar day prior to the time the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement (each, a “Black-out Period”) or during any other period in which the Company is, or could be deemed to be, in possession of material non-public information or has knowledge of a material change or material fact with respect to the Company or the Shares (each, a “No Trade Period”). For the avoidance of doubt, any press release or other public announcement that contains the Company’s preliminary earnings, revenues or other results of operations made for the purpose of cleansing the Company of material non-public information or otherwise made outside of the Company’s regular Earnings Announcement cycle shall not constitute an Earnings Announcement. At any time while an Agency Transaction Notice is pending or effective (and not currently suspended), the Company shall promptly notify BMOCM of the commencement of any Black-out Period or No Trade Period and suspend or terminate any further sale of Shares under the Agency Transaction Notice until the end of the applicable Black-out Period or No Trade Period.

(f) Continuing Accuracy of Representations and Warranties. Any obligation of BMOCM to use its commercially reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the conditions specified in Section 4 of this Agreement.

2. Representations and Warranties of the Company. The Company represents and warrants to, and covenants with, BMOCM as follows:

(a) Effectiveness of Registration. The Registration Statement and any post-effective amendment thereto have become effective. The Company has responded to all requests, if any, of the Commission for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Rules and Regulations) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Rules and Regulations, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the Rules and Regulations eligible to use Form S-3 for the offering of the Shares. The Registration Statement is an “automatic shelf registration statement”, as defined in Rule 405 of the Rules and Regulations, and the Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on an “automatic shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Rules and Regulations objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration statement form.

(b) Accuracy of the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus. (i) At the respective times the Registration Statement and any post-effective amendment thereto became effective, (ii) as of the date hereof, (iii) at each deemed effective date with respect to BMOCM pursuant to Rule 430B(f)(2) under the Act, (iv) as of each Time of Sale (as defined below), (v) at each Representation Date (as defined below), (vi) at each date the Company executes and delivers a Terms Agreement (each a “Terms Agreement Date”), (vii) at each Settlement Date and (viii) at all times during such period as the Prospectus is required by law to be delivered (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 of the Rules and Regulations or any similar rule) in connection with sales of the Shares (the “Prospectus Delivery Period”), the Registration Statement complied and will comply in all material respects with the Act and the Rules and Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of each Time of Sale, Representation Date, Terms Agreement Date and Settlement Date and at all times during the Prospectus Delivery Period, the Prospectus, as amended or supplemented, complied and will comply in all material respects with the Act and the Rules and Regulations, and, together with all of the then issued Permitted Free Writing Prospectuses, if any, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Base Prospectus (including any amendment thereto) complied when so filed in all material respects with the Rules and Regulations, and the Prospectus (including the Base Prospectus included therein) delivered to BMOCM for use in connection with the transactions contemplated by this Agreement is identical to the electronically transmitted copy thereof filed with the Commission on its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system or any successor system thereto, except to the extent permitted by Regulation S-T. The foregoing representations and warranties in this Section 2(b) do not apply to any statements contained in the Registration Statement, the

Prospectus or any Permitted Free Writing Prospectus in reliance upon and in conformity with information relating to BMOCM furnished in writing to the Company by BMOCM specifically for inclusion in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus (or any amendment or supplement thereto), which constitutes the information set forth in Schedule 2 hereto. “Time of Sale” means, (i) with respect to an Agency Transaction, the time of BMOCM’s initial entry into contracts with investors for the sale of such Shares and (ii) with respect to a Principal Transaction, the time of sale of such Shares.

(c) Company Not Ineligible Issuer. (i) At the time of filing the Registration Statement, (ii) at the earliest time that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules and Regulations) of the Shares and (iii) at the date hereof, the Company was not and is not an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations).

(d) Free Writing Prospectuses. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) of the Rules and Regulations has been, or will be, filed with the Commission in accordance with the requirements of the Act and the Rules and Regulations. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) of the Rules and Regulations or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Act and the Rules and Regulations. Each free writing prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Shares or until any earlier date that the Company notified or notifies BMOCM, did not, does not and will not include any material information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus. Except for the Permitted Free Writing Prospectuses, if any, the Company has not prepared, used or referred to, and will not, prepare, use or refer to, any free writing prospectus.

(e) Due Incorporation; Subsidiaries. Each of the Calumet Entities (as defined below) has been duly incorporated or formed and is validly existing in good standing as a corporation, limited liability company or limited partnership under the laws of its respective jurisdiction of incorporation, formation or limited partnership, with all necessary corporate, limited liability company or limited partnership power and authority, as the case may be, to enter into this Agreement (in the case of the Company), to own or lease its properties and to conduct its business as described in the Registration Statement and the Prospectus in all material respects. The Company does not have any subsidiaries other than as set forth on Schedule 3 hereto that, individually or in the aggregate, would be deemed to be a “significant subsidiary” as such term is defined in Rule 405 of the Rules and Regulations (the subsidiaries set forth on Schedule 3 hereto, together with the Company, the “Calumet Entities”).

(f) Foreign Qualifications. Each of the Calumet Entities is duly registered or qualified as a foreign limited partnership, limited liability company or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Calumet Entities taken as a whole (a “Material Adverse Effect”), or (ii) subject the stockholders of the Company to any material liability or disability.

(g) Ownership of the Partnership Interests in the Partnership. The Company owns, directly or indirectly, 100% of the partnership interests of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), and all of such partnership interests have been duly authorized and validly issued in accordance with the partnership agreement of the Partnership (as the same may be amended or restated at or prior to each Settlement Date, the “Partnership Agreement”); and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), and the Company owns all of such partnership interests, directly or indirectly, free and clear of all liens, encumbrances (except restrictions on transferability as described in the Registration Statement and the Prospectus or otherwise contained in the Partnership Agreement), security interests, charges or claims.

(h) Ownership of the Calumet Entities. The Company owns, directly or indirectly, 100% of the capital stock, membership interests or other equity interests, as applicable, in each of the other Calumet Entities, other than Montana Renewables Holdings LLC, a Delaware limited liability company (“Montana Holdings”); such capital stock, membership interests or other equity interests, as applicable, have been duly authorized and validly issued in accordance with the certificate or articles of incorporation or formation or equivalent constituent document, as applicable, and bylaws, limited liability company agreement, partnership agreement or equivalent governing document, as applicable, of such entity (in each case, as the same may be amended or restated at or prior to each Settlement Date) and are fully paid (to the extent required under such applicable organizational documents, as the same may be amended or restated at or prior to each Settlement Date) and nonassessable (except (x) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, and (y) in the case of an interest in an entity formed under the laws of a foreign jurisdiction, as such nonassessability may be affected by similar provisions of such jurisdiction’s partnership, limited or unlimited liability company statute, if any, as applicable); and the Company owns, directly or indirectly, such capital stock, membership interests or other equity interests, as applicable, free and clear of all liens, encumbrances (except restrictions on transferability as described in the Registration Statement and the Prospectus or otherwise contained in such applicable organizational documents, as the same may be amended or restated at or prior to each Settlement Date), security interests, charges or claims, other than those arising under (a) the Partnership’s Third Amended and Restated Credit Agreement, dated as of February 23, 2018, among the Partnership and certain other subsidiaries, as borrowers, the lenders from time to time party thereto and Bank of America, N.A., as agent (as amended and as the same may be further amended or restated at or prior to each Settlement Date, the “Credit Agreement”), (b) the Credit Agreement, dated as of November 2, 2022, as amended or otherwise modified on or prior to each Settlement Date, among Montana Renewables, LLC, a Delaware limited liability company (“Montana Renewables”), Montana Holdings and Wells Fargo Bank, National Association, as agent and lender, (c) the Credit Agreement, dated April 19, 2023, as amended or otherwise modified prior to each Settlement Date, among Montana Renewables, Montana Holdings and a group of financial institutions, including I Squared Capital, and Delaware Trust Company, as administrative agent and (d) the Loan Guarantee Agreement, dated as of January 10, 2025, between Montana Renewables and the U.S. Department of Energy (the “DOE”), and the related Sponsor Support, Share Retention and Subordination Agreement, dated as of January 10, 2025, among Montana Holdings, the Company, WPGG 14 United Aggregator, L.P., the DOE and Citibank, N.A (collectively, the “Loan Guarantee Agreement”).

(i) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement and the Prospectus under the caption “Description of Capital Stock.” The outstanding shares of Common Stock and any other outstanding capital stock of the Company have been, and the Shares will be when issued in accordance with this Agreement (in the case of an Agency Transaction) or a Terms Agreement (in the case of a Principal Transaction), duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive, first refusal, or similar right. The description of the Common Stock included or incorporated by reference in the Registration Statement and the Prospectus is complete and accurate in all material respects. Except as described in the Registration Statement and the Prospectus, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of capital stock of the Company or of any subsidiary of the Company or any such warrants, convertible securities or obligations.

(j) Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus comply in all material respects with the applicable requirements of the Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein; the supporting schedules included or incorporated by reference in the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus present fairly in all material respects the information required to be stated therein; and the other financial information included or incorporated by reference in the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus has been derived from the accounting records of the Company and its subsidiaries and presents fairly in all material respects the information shown thereby.

(i) Independent Public Accountants. Ernst & Young LLP, who has certified certain audited financial statements of the Partnership included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, is an independent registered public accounting firm with respect to the Partnership as required by the Act and the Rules and Regulations and the Public Company Accounting Oversight Board (“PCAOB”). Grant Thornton LLP (together with Ernst & Young LLP, the “Accountants”), who has reviewed certain unaudited financial statements of the Company and the Partnership included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, is an independent registered public accounting firm with respect to the Company and the Partnership as required by the Act and the Rules and Regulations and the PCAOB. The statements included in the Registration Statement with respect to the Accountants pursuant to Rule 509 of Regulation S-K of the Rules and Regulations are true and correct in all material respects.

(k) Internal Control Over Financial Reporting and Disclosure Controls. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Except as described in the Registration Statement and the Prospectus, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Except as described in or incorporated by reference into the Registration Statement and the Prospectus, since the date of the most recent audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus, there has been no significant change in the Company’s internal control over financial reporting that has adversely affected, or is reasonably likely to adversely affect, the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures have been designed to provide reasonable assurance that information required to be disclosed by the Company in reports that it submits or files under the Exchange Act is made known to the Company’s management, including its principal executive officer and principal financial officer, to allow for timely decisions regarding required disclosure; and, except as described in or incorporated by reference into the Registration Statement and the Prospectus, such disclosure controls and procedures are effective at the reasonable assurance level.

(l) Internal Accounting Controls. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m) No Material Adverse Changes. Since the date of the most recent audited financial statements included or incorporated by reference in the Registration Statement and the Prospectus, (i) none of the Calumet Entities or their respective subsidiaries, taken as a whole, has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto); and (ii) subsequent to the respective dates as of which such information is given in the Registration Statement and the Prospectus, there has not been any change in the capitalization or increase in long-term debt of any of the Calumet Entities or their respective subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, partners’ capital, members’ equity, or results of operations of any of the Calumet Entities or their respective subsidiaries, taken as a whole (a “Material Adverse Change”); in each case otherwise than as set forth or contemplated in the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto).

(n) Investment Company. The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus and any Permitted Free Writing Prospectus, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(o) No Legal Actions. Except as set forth in the Registration Statement and the Prospectus, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental or regulatory agency, body or official, domestic or foreign (including, without limitation, the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Exchange), now pending or, to the knowledge of the Company, threatened, to which any of the Calumet Entities or their respective subsidiaries is or may be a party or to which the business or property of any of the Calumet Entities or their respective subsidiaries is or may be subject, and (ii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Calumet Entities or their respective subsidiaries is or may be subject, that, in the case of clauses (i) and (ii) above, if determined adversely to any of the Calumet Entities or their respective subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to perform its obligations under this Agreement or any Terms Agreement.

(p) Necessary Licenses. Each of the Calumet Entities has such permits, consents, licenses, franchises, certificates and authorizations of governmental or regulatory authorities (“permits”) as are necessary to own its properties and to conduct its business in the manner described in the Registration Statement and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement and the Prospectus and except for such permits which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as described in the Registration Statement and the Prospectus; each of the Calumet Entities has fulfilled and performed all its obligations with respect to such permits which are due to have been fulfilled and performed by such date and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such permit, except for such obligations, revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) No Violation or Default. None of the Calumet Entities is in (i) violation of its respective limited liability company agreement, bylaws, partnership agreement, certificates or articles of incorporation, limited partnership or formation or other organizational documents, as applicable (collectively, the “Organizational Documents”), (ii) violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any court or governmental agency or body having jurisdiction over it or (iii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any material obligation, agreement, covenant or condition contained in the Credit Agreement, the Loan Guarantee Agreement, or any bond, debenture, note, secured hedge agreement or any other evidence of indebtedness or in any other agreement, indenture, lease or other instrument to which a Calumet Entity is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clauses (ii) and (iii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to perform its obligations under this Agreement or any Terms Agreement.

(r) No Consent of Governmental Body Needed. No consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Calumet Entities or their respective properties or assets is required for the issuance and sale of the Shares, the execution, delivery and performance of this Agreement by the Company, compliance by the Company with the terms hereof and the consummation by the Company of the transactions contemplated by this Agreement, except for consents, approvals, authorizations, orders, registrations, filings or qualifications which (i) may be required under applicable federal or state securities or “blue sky” laws of any jurisdiction (and applicable rules and regulations under such laws) or the by-laws and rules of FINRA in connection with the purchase and resale of the Shares by BMOCM in the manner contemplated in this Agreement and in the Registration Statement and the Prospectus, (ii) have been obtained or will be obtained prior to each Settlement Date or (iii) as disclosed in the Registration Statement and the Prospectus, and except for such consents, approvals, authorizations, orders, registrations, filings or qualifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to perform its obligations under this Agreement or any Terms Agreement.

(s) Agreement Duly Authorized and No Breach of Obligations or Charter. The Company has full corporate power and authority to enter into this Agreement and each Terms Agreement. This Agreement has been, and any Terms Agreement will have been, duly authorized, executed and delivered by the Company and this Agreement constitutes, and any Terms Agreement will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with the terms hereof or thereof, as the case may be, except as the enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity. The execution and delivery by the Company of this Agreement and any Terms Agreement and the performance of this Agreement and any Terms Agreement, the consummation of the transactions contemplated hereby and thereby, and the application of the net proceeds from the offering and sale of the Shares to be sold by the Company in the manner set forth in the Prospectus under “Use of Proceeds” do not and will not (i) constitute a violation any of the Organizational Documents of the Calumet Entities, (ii) constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or lapse of time or both, would constitute such a default), the Credit Agreement, the Loan Guarantee Agreement, any indenture, mortgage, deed of trust, loan agreement, secured hedge agreement, lease or other agreement or instrument to which any of the Calumet Entities is a party or by which any of them or any of their respective properties may be bound or subject, (iii)

violates or will violate any statute, law or regulation or any order, rule, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Calumet Entities or any of their respective properties or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the Calumet Entities, which breaches, violations, defaults, liens, charges or encumbrances, in the case of clauses (ii), (iii) or (iv), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to perform its obligations under this Agreement or any Terms Agreement. This Agreement conforms in all material respects to the description thereof contained in the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus.

(t) Title to Real and Personal Property. Each of the Calumet Entities, as the case may be, have good and indefeasible title to all real property (save and except “rights-of-way” (as defined below)) and good title to all personal property owned by them, in each case free and clear of all (i) liens and security interests except (a) liens or security interests securing indebtedness incurred, assumed or agreed to by any of the Calumet Entities, (b) liens for real property taxes, assessments and other governmental charges not delinquencies or that are currently being contested in good faith by appropriate proceedings, and (c) mechanics’ and materialman’s liens not filed of record and similar charges not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings, or (ii) other claims and other encumbrances (other than liens or security interests) except, in each case, (a) as described, and subject to the limitations contained, in the Registration Statement and the Prospectus or (b) as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that, with respect to any real property and buildings held under lease by the Calumet Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(u) Rights-of-Way. Each of the Calumet Entities has such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Registration Statement and the Prospectus, except for (i) qualifications, reservations and encumbrances as may be set forth in the Registration Statement and the Prospectus which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) such rights-of-way that, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Registration Statement and the Prospectus, each of the Calumet Entities has fulfilled and performed all its obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v) Documents Described or Incorporated in Registration Statement. The Incorporated Documents, when filed with the Commission, conformed or will conform, as the case may be, in all material respects with the applicable requirements of the Exchange Act, and none of such Incorporated Documents contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(w) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in each of the Registration Statement and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(x) No Price Stabilization or Manipulation. The Company has not taken, directly or indirectly, any action designed to, or that could reasonably be expected to, cause or result in any stabilization or manipulation of the price of the Shares.

(y) Stock Exchange Listing. Prior to the first Settlement Date hereunder, the Shares will be duly authorized for listing on the Exchange, subject only to notice of issuance.

(z) Labor Matters. No labor dispute with the employees of the Calumet Entities exists, or, to the knowledge of the Company, is imminent, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Taxes. Each of the Calumet Entities which is required to do so has filed (or has obtained extensions with respect to) all federal, state and foreign income and franchise tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has timely paid all taxes shown to be due pursuant to such returns, other than those (i) which, if not paid, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(bb) Insurance. The Calumet Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses. None of the Calumet Entities has received notice from any insurer or agent of such insurer that any material capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

(cc) Environmental Matters. Except as described in the Registration Statement and the Prospectus, each of the Calumet Entities (i) are in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety (to the extent such health and safety protection relates to exposure to Hazardous Materials) and the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) have timely applied for or received all permits required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being operated, (iii) are in compliance with all terms and conditions of any such permits received, and (iv) to the knowledge of the Company, do not have any liability in connection with the release into the environment of any Hazardous Material resulting from their operations, except, in each case, where such failure to comply with

Environmental Laws, failure to timely apply for or receive such required permits, failure to comply with the terms and conditions of such received permits or liability in connection with such releases, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, or toxic chemical, material, waste or substance regulated under any other Environmental Law.

(dd) Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or partnership or limited liability company interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except (i) as described in or contemplated by the Registration Statement and the Prospectus (exclusive of any amendment or supplement thereto), (ii) such prohibitions mandated by the laws of each such subsidiary’s state of formation and the terms of any such subsidiary’s governing instruments or (iii) where such prohibition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee) Sarbanes-Oxley. The Company is, and after giving effect to the offering and sale of the Shares will be, in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the Commission promulgated thereunder and the rules of the Exchange that are effective and applicable to the Company.

(ff) Accurate Disclosure. The statements included in the Registration Statement and the Prospectus under the captions “Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders,” “Description of Capital Stock,” and “Plan of Distribution” and the statements in the Registration Statement under Items 14 and 15 thereof, insofar as such statements contain descriptions of the terms of statutes, rules, regulations or legal or governmental proceedings, or contracts or other documents, are fair and accurate in all material respects.

(gg) No Unlawful Contributions or Payments. None of the Calumet Entities or their respective subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Calumet Entities or their respective subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption or anti-bribery laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(hh) Compliance with Anti-Money Laundering Laws. The operations of the Calumet Entities and their respective subsidiaries are, and have been conducted, at all times for the past seven years, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of the United States, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any United States federal governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Calumet Entities or their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii) No Conflicts with Sanctions Laws. None of the Calumet Entities or their respective subsidiaries or, to the knowledge of the Company, any director, officer, agent, affiliate, representative, or employee of the Calumet Entities or their respective subsidiaries is currently listed or the subject or target of under any sanctions program administered by the U.S. government, including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other applicable sanctions authority (collectively, “Sanctions”), nor are the Calumet Entities or any of their subsidiaries located, organized or resident in a country or territory that is the subject of any Sanctions; and since April 24, 2019, the Calumet Entities and their respective subsidiaries have not to their knowledge engaged in, are not now to their knowledge engaged in, any dealings or transactions with any person or entity that, at the time of such dealing or transaction, is or was the subject or target of Sanctions or with or in any country or territory that is or was the target or subject of Sanctions. The Calumet Entities will not use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity or in any other country or territory, that, at the time of such funding, is the subject of Sanctions.

(jj) No Broker Fees. Neither the Company nor any of its subsidiaries is party to any contract, agreement or understanding with any person (other than this Agreement) that could give rise to a valid claim against the Company, any subsidiary of the Company or BMOCM for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(kk) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Act and Section 21E of the Exchange Act) included or incorporated by reference in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ll) Cybersecurity. (A) To the knowledge of the Company, there has been no material security breach or attack, unauthorized access or disclosure, or other compromise of or relating to any of the Calumet Entities’ or their respective subsidiaries’ information technology, computer systems, networks, hardware, software, sensitive data and databases (including the personally identifiable or confidential data of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Calumet Entities or their respective subsidiaries, and any such data processed or stored by third parties on behalf of the Calumet Entities and their respective subsidiaries), that are used in connection with their respective businesses (collectively, “IT Systems and Sensitive Data”) and (B) the Calumet Entities and their respective subsidiaries have not been notified of, and have no knowledge of any event or condition that would be reasonably expected to result in, any material security breach or attack, unauthorized access or disclosure, or other compromise to their and their subsidiaries’ respective IT Systems and Sensitive Data. To the knowledge of the Company, the Calumet Entities and their subsidiaries are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations applicable to the privacy and security of their IT Systems and Sensitive Data and to the protection of such IT Systems and Sensitive Data from unauthorized use, access, misappropriation or modification. The Calumet Entities and their respective subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures and safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Sensitive Data or as required by applicable laws in all material respects.

(mm) Actively Traded Security. The Common Stock is an “actively traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(nn) XBRL. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Any certificate signed by any officer of the Company and delivered to BMOCM or to counsel for BMOCM shall be deemed a representation and warranty by the Company, as the case may be, to BMOCM as to the matters covered thereby.

3. Agreements of the Company. The Company covenants and agrees with BMOCM as follows:

(a) Amendments and Supplements to the Registration Statement, the Prospectus and any Permitted Free Writing Prospectus. The Company shall not, during the Prospectus Delivery Period, amend or supplement the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus (including, without limitation, by filing any document under the Exchange Act if such document would be deemed to be incorporated by reference into the Prospectus), unless a copy of such amendment or supplement thereto (or such document) shall first have been submitted to BMOCM within a reasonable period of time prior to the filing or, if no filing is required, the use thereof and BMOCM shall not have objected thereto; provided that this clause shall not apply to any filing by the Company of any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K with respect to matters not reasonably expected to impact the Shares and the offering thereof.

(b) Material Misstatements or Omissions and Other Compliance with Applicable Law. If, after the date hereof and during the Prospectus Delivery Period, any event or development shall occur or condition shall exist as a result of which the Prospectus or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Prospectus or any Permitted Free Writing Prospectus, or to file any document in order to comply with the Act or the Exchange Act, in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if in the reasonable opinion of BMOCM it is otherwise necessary to amend or supplement the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus or to file any document in order to comply with the Act or the Exchange Act, including, without limitation, in connection with the delivery of the Prospectus, the Company shall promptly (i) notify BMOCM of any such event, development or condition (and confirm such notice in writing) and (ii) (x) prepare (subject to subsections (a) and (g) of this Section 3) an amendment or supplement to the Prospectus or such Permitted Free Writing Prospectus, necessary in order to make the statements in the Prospectus or such Permitted Free Writing Prospectus as so amended or supplemented, in the light of the circumstances under which they were made, not misleading or so that the Registration Statement, the Prospectus or such Permitted Free Writing Prospectus, as amended or supplemented, will comply with the Act or the Exchange Act, (y) file with the Commission such amendment, supplement or document in order to comply with the Act or the Exchange Act (and use its best efforts to have such amendment or supplement to be declared effective as soon as possible) and (z) furnish at its own expense to BMOCM as many copies as BMOCM may reasonably request of such amendment, supplement or document.

(c) Notifications to BMOCM. The Company shall notify BMOCM promptly, and shall confirm such notice in writing, (i) when any post-effective amendment to the Registration Statement becomes effective, (ii) of any request by the Commission for an amendment or supplement to the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus or for additional information, (iii) of the commencement by the Commission or by any state securities commission of any proceedings for the suspension of the qualification of any of the Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for that purpose, including, without limitation, the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or the threat thereof, (iv) of the happening of any event during the Prospectus Delivery Period that in the judgment of the Company makes any statement made in the Registration Statement or the Prospectus untrue or that requires the making of any amendment or supplement to the Prospectus or any Permitted Free Writing Prospectus in order to make the statements therein, in the light of the circumstances in which they were made, not misleading and (v) of receipt by the Company or any representative of the Company of any other communication from the Commission relating to the Company, the Registration Statement, the Prospectus, any Permitted Free Writing Prospectus or any preliminary prospectus. If at any time the Commission shall issue any such stop order suspending the effectiveness of the Registration Statement, the Company shall use its best efforts to obtain the withdrawal of such order at the earliest possible moment. The Company shall use its best efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to Rules 424(b), 430A, 430B, 430C and 462(b) of the Rules and Regulations and to notify BMOCM promptly of all such filings.

(d) Executed Registration Statements. The Company shall furnish to BMOCM, without charge, an electronic copy of the signed Registration Statement and of any post-effective amendment thereto, including financial statements and schedules, and all exhibits thereto (including any document filed under the Exchange Act that is deemed to be incorporated by reference into the Prospectus).

(e) Undertakings. The Company shall comply with all the provisions of any undertakings contained or required to be contained in the Registration Statement.

(f) Prospectus. The Company shall furnish to BMOCM, without charge, as many copies of the Prospectus and any amendment or supplement thereto as BMOCM may reasonably request (to the extent not previously delivered or filed on the Commission’s EDGAR system or any successor system thereto) via electronic mail in “.pdf” format and, at BMOCM’s request, to furnish copies of the Prospectus to the Exchange and each other exchange or market on which sales of the Shares were or are expected to be effected, in each case, as may be required by the rules or regulations of the Exchange or such other exchange or market. The Company consents to the use of the Prospectus and any amendment or supplement thereto by BMOCM during the Prospectus Delivery Period. If BMOCM is required to deliver, under the Act (whether physically, deemed to be delivered pursuant to Rule 153 or through compliance with Rule 172 under the Act or any similar rule), a prospectus relating to the Shares after the nine-month period referred to in Section 10(a)(3) of the Act, or after that time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, then, upon the request of BMOCM, and at the Company’s own expense, the Company shall prepare and deliver to BMOCM as many copies as BMOCM may request of an amended Registration Statement or amended and supplemented Prospectus complying with Item 512(a) of Regulation S-K or Section 10(a)(3) of the Act, as the case may be.

(g) Permitted Free Writing Prospectuses. The Company represents and agrees that it has not made and, unless it obtains the prior written consent of BMOCM, shall not make, any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 of the Rules and Regulations, which is required to be retained by the Company under Rule 433 of the Rules and Regulations; provided that the prior written consent of BMOCM hereto shall be deemed to have been given in respect of each of the free writing prospectuses set forth in Schedule 4 hereto. Any such free writing prospectus consented to by BMOCM is herein referred to as a “Permitted Free Writing Prospectus.” The Company represents and agrees that (i) it has treated and shall treat, as the case may be, each Permitted Free Writing Prospectus as a “free writing prospectus” as defined in Rule 405 of the Rules and Regulations and (ii) it has complied and shall comply, as the case may be, with the requirements of Rules 164 and 433 of the Act applicable to any Permitted Free Writing Prospectus, including, without limitation, in respect of timely filing with the Commission, legending and record keeping. The Company agrees not to take any action that would result in BMOCM or the Company being required to file pursuant to Rule 433(d) under the Act a free writing prospectus prepared by or on behalf of BMOCM that BMOCM otherwise would not have been required to file thereunder.

(h) Notice of Inability to Use Automatic Shelf Registration Statement Form. If, at any time when the Shares remain unsold by BMOCO, the Company receives from the Commission a notice pursuant to Rule 401(g)(2) of the Rules and Regulations or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company shall (i) promptly notify BMOCM, (ii) promptly file a new registration statement or post-effective amendment to the existing Registration Statement on the proper form relating to the Shares, in a form reasonably satisfactory to BMOCM and subject to subsection (a) of this Section 3, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify BMOCM upon such effectiveness. The Company shall take all other action necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated herein and in the Registration Statement that was the subject of the notice pursuant to Rule 401(g)(2) or for which the Company has otherwise become ineligible to use. References herein to the Registration Statement relating to the Shares shall include such new registration statement or post-effective amendment, as the case may be.

(i) Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(j) Company Information. The Company will furnish to BMOCM such information in its possession as is reasonably requested by BMOCM as necessary or appropriate to fulfil its obligations as agent pursuant to this Agreement and the Act.

(k) Compliance with Blue Sky Laws. The Company shall cooperate with BMOCM and counsel therefor in connection with the registration or qualification (or the obtaining of exemptions therefrom) of the Shares for the offering and sale under the securities or Blue Sky laws of such jurisdictions as BMOCM may request, including, without limitation, the provinces and territories of Canada and other jurisdictions outside the United States, and to continue such registration or qualification in effect so long as necessary under such laws for the distribution of the Shares; provided, however, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not now so subject (except service of process with respect to the offering and sale of the Shares).

(l) Delivery of Financial Statements. During the period of five years commencing on the later of the date hereof and the effective date of the Registration Statement for the distribution of the Shares, the Company shall furnish to BMOCM copies of such financial statements and other periodic and special reports as the Company may from time to time distribute generally to the holders of any class of its capital stock, and shall furnish to BMOCM a copy of each annual or other report it shall be required to file with the Commission.

(m) Availability of Earnings Statements. The Company shall make generally available to holders of its securities and BMOCM as soon as may be practicable but in no event later than the last day of the fifteenth full calendar month following the date hereof, an earnings statement (which need not be audited but shall be in reasonable detail) covering the period of 12 months commencing after the date hereof, and satisfying the provisions of Section 11(a) of the Act (including Rule 158 of the Rules and Regulations).

(n) Reimbursement of Certain Expenses. Whether or not any of the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company shall pay, or reimburse if paid by BMOCM, all costs and expenses incident to the performance of the obligations of the Company under this Agreement, including, without limitation, costs and expenses of or relating to (i) the preparation, printing and filing of the Registration Statement and exhibits to it, each preliminary prospectus, each Permitted Free Writing Prospectus, the Prospectus and any amendment or supplement to the Registration Statement or the Prospectus (including the filing fees payable to the Commission relating to the Shares within the time required by Rule 456 of the Rules and Regulations), (ii) the preparation and delivery of certificates representing the Shares, (iii) the printing of this Agreement, (iv) the listing of the Shares on the Exchange, (v) any filings required to be made by BMOCM with FINRA, and the reasonable fees, disbursements and other charges of counsel for BMOCM in connection therewith, (vi) the registration or qualification of the Shares for offer and sale under the Act and the securities or Blue Sky laws of such jurisdictions designated pursuant to subsection (k) of this Section 3, including the fees, disbursements and other charges of counsel to BMOCM in connection therewith, and, if requested by BMOCM, the preparation and printing of preliminary, supplemental and final Blue Sky or Legal Investment memoranda, (vii) counsel to the Company, (viii) The Depository Trust Company and any other depositary, transfer agent or registrar for the Shares, (ix) the Accountants, (x) the reasonable, documented out-of-pocket fees, disbursements and other charges of BMOCM incurred in connection with the offering, including, without limitation, the fees and disbursements of counsel to BMOCM; provided that such fees, disbursements and other charges of BMOCM shall be paid upon receiving an invoice or invoices therefor from BMOCM and (xi) all fees, costs and expenses for consultants, if any, used by the Company in connection with the offering.

(o) No Stabilization or Manipulation. The Company shall not at any time, directly or indirectly (including, without limitation, through its subsidiaries), take any action intended to cause or result in, or which might reasonably be expected to cause or result in, or which will constitute, stabilization or manipulation, under the Act or otherwise, of the price of the shares of Common Stock to facilitate the sale or resale of any of the Shares.

(p) Use of Proceeds. The Company shall apply the net proceeds from the offering and sale of the Shares to be sold by the Company in the manner set forth in the Prospectus under “Use of Proceeds.”

(q) Clear Market. The Company shall not sell, offer to sell, pledge, hypothecate, contract or agree to sell, purchase any option to sell, grant any option for the purchase of, lend, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or warrants or other rights to acquire shares of Common Stock or any other securities of the Company that are substantially similar to the Common Stock or permit the registration under the Act of any shares of the Common Stock, in each case without giving BMOCM at least two business days’ prior written notice specifying the nature and date of such proposed transaction. Notwithstanding the foregoing, the Company may (i) register the offering and sale of the Shares through BMOCM pursuant to this Agreement, (ii) issue shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Prospectus, (iii) issue shares of Common Stock or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company or (iv) issue shares of Common Stock pursuant to any non-employee director stock plan, dividend reinvestment plan or stock purchase plan of the Company. If notice of a proposed transaction is provided by the Company pursuant to this subsection (q), BMOCM may suspend activity of the transactions contemplated by this Agreement for such period of time as may be requested by the Company or as may be deemed appropriate by BMOCM.

(r) Stock Exchange Listing. The Company shall use its best efforts to cause the Shares to be listed on the Exchange and to maintain such listing.

(s) Additional Notices. The Company shall notify BMOCM promptly after it shall have received notice or obtained knowledge of any information or fact that would alter or affect any opinion, certificate, letter or any other document provided to BMOCM pursuant to Section 4 below.

(t) Representation Date Certificates. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus is amended or supplemented (other than a prospectus supplement relating solely to the offering of securities pursuant to the Registration Statement other than the Shares), (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a Current Report on Form 8-K, unless BMOCM shall otherwise reasonably request), (iii) BMOCM may reasonably request and (iv) Shares are delivered to BMOCM pursuant to a Terms Agreement (such commencement date, any such recommencement date, if applicable, and each such date referred to in clauses (i), (ii), (iii) and (iv) above, a “Representation Date”), the Company shall furnish or cause to be furnished to BMOCM forthwith a certificate dated and delivered as of such date, in form reasonably satisfactory to BMOCM, to the effect that the statements contained in the certificate(s) referred to in Section 4(c) are true and correct at the time of such commencement, recommencement, amendment, supplement or filing, as the case may be, as though made at and as of such time and modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(u) Company Counsel Legal Opinions. On each Representation Date, the Company shall cause to be furnished to BMOCM, dated as of such date and addressed to BMOCM, in form and substance reasonably satisfactory to BMOCM, (i) the written opinion of Gibson, Dunn & Crutcher LLP, outside counsel for the Company, as described in Section 4(d), to the effect set forth in Exhibit B hereto but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion, (ii) the written opinion of Norton Rose Fulbright US LLP, borrower’s counsel for the Company, as described in Section 4(e), to the effect set forth in Exhibit C hereto but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion and (iii) the written opinion of Gregory J. Morical, Senior Vice President, General Counsel and Secretary of the Company, as described in Section 4(f), to the effect set forth in Exhibit D hereto but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion. In lieu of delivering an opinion described in clause (i), (ii) or (iii) of the preceding sentence, for dates subsequent to the commencement of the offering of the Shares under this Agreement each such counsel may furnish BMOCM with a letter (a “Reliance Letter”) to the effect that BMOCM may rely on a prior opinion delivered by such counsel under this Section 3(u) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such subsequent date).

(v) Comfort Letters. On each Representation Date, the Company shall cause each of the Accountants to deliver to BMOCM the comfort letters described in Section 4(h).

(w) Due Diligence. The Company shall cooperate with any reasonable due diligence review requested by BMOCM or its counsel from time to time in connection with the transactions contemplated hereby or any Terms Agreement, including, without limitation, (i) prior to the open of trading on each intended Purchase Date and any Time of Sale, Representation Date, Terms Agreement Date or Settlement Date, making available appropriate corporate officers of the Company and, upon reasonable request, representatives of the Accountants for an update on diligence matters with representatives of BMOCM and its counsel and (ii) at each Representation Date or otherwise as BMOCM may reasonably request, providing information and making available documents and appropriate corporate officers of the Company and representatives of the Accountants for one or more due diligence sessions with representatives of BMOCM and its counsel.

(x) Reservation of the Shares. The Company shall reserve and keep available at all times, free of preemptive rights, Shares for the purpose of enabling the Company to satisfy its obligations hereunder.

(y) BMOCM Trading. The Company hereby consents to BMOCM trading in the Common Stock for BMOCM’s own account and for the account of its clients at the same time as sales of the Shares pursuant to this Agreement.

(z) Deemed Representations and Warranties. The Company hereby agrees that each acceptance by it of an offer to purchase Shares hereunder shall be deemed to be (i) an affirmation to BMOCM that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance as though made at and as of such date and (ii) an undertaking that such representations and warranties will be true and correct as of the Time of Sale, the Representation Date and the Settlement Date for the Shares relating to such acceptance as though made at and as of each of such dates (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such acceptance, such Time of Sale, such Representation Date or such Settlement Date, as the case may be).

(aa) Board Authorization. Prior to delivering notice of the proposed terms of an Agency Transaction or a Principal Transaction pursuant to Section 1 (or at such time as otherwise agreed between the Company and BMOCM), the Company shall have (i) obtained from its board of directors or a duly authorized subcommittee thereof all necessary corporate authority for the sale of the Shares pursuant to the relevant Agency Transaction or Principal Transaction, as the case may be, and (ii) provided to BMOCM a copy of the relevant board resolutions or other authority.

(bb) Offer to Refuse to Purchase. If to the knowledge of the Company any condition set forth in Section 4(a) of this Agreement shall not have been satisfied on the applicable Settlement Date, the Company shall offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by BMOCM the right to refuse to purchase and pay for such Shares.

(cc) Exchange Act Reports. The Company shall (i) timely file all reports and any definitive proxy or information statements required to be filed by the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for the duration of the Prospectus Delivery Period and (ii) disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K a summary detailing, for the relevant reporting period, the number of Shares sold through or to BMOCM under this Agreement, the net proceeds received by the Company from such sales and the compensation paid by the Company to BMOCM with respect to such sales. In lieu of compliance with the requirement set forth in clause (ii) of the immediately preceding sentence, the Company may prepare a prospectus supplement with such summary information and, at least once a quarter and subject to subsection (a) of this Section 3, file such prospectus supplement pursuant to Rule 424(b) under the Act (and within the time periods required by Rule 424(b) and Rule 430A, 430B or 430C under the Act).

4. Conditions of the Obligations of BMOCM. The obligations of BMOCM hereunder are subject to (i) the accuracy of the representations and warranties of the Company on the date hereof, on each Representation Date and as of each Time of Sale and Settlement Date, (ii) the performance of the Company of its obligations hereunder and (iii) the following additional conditions:

(a) No Stop Orders, Requests for Information and No Amendments. (i) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending or are, to the knowledge of the Company, threatened by the Commission, and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Act objecting to use of the automatic shelf registration statement form (ii) no order suspending the qualification or registration of the Shares under the securities or Blue Sky laws of any jurisdiction shall be in effect and no proceeding for such purpose shall be pending before or threatened or contemplated by the authorities of any such jurisdiction, (iii) any request for additional information on the part of the staff of the Commission or any such authorities shall have been complied with to the satisfaction of the staff of the Commission or such authorities and (iv) after the date hereof no amendment or supplement to the Registration Statement or the Prospectus shall have been filed unless a copy thereof was first submitted to BMOCM and BMOCM did not object thereto.

(b) No Material Adverse Changes. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus, except as described in the Registration Statement and the Prospectus, there shall not have been a Material Adverse Change.

(c) Officers’ Certificates. BMOCM shall have received, on each Representation Date, one or more accurate certificates, dated such date and signed by an executive officer of the Company, in form and substance reasonably satisfactory to BMOCM, to the effect set forth in clauses (a) and (b) above and to the effect that:

(i) each signer of such certificate has carefully examined the Registration Statement, the Prospectus (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus) and each Permitted Free Writing Prospectus, if any;

(ii) as of such date and as of each Time of Sale subsequent to the immediately preceding Representation Date, if any, neither the Registration Statement, the Prospectus nor any Permitted Free Writing Prospectus contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iii) each of the representations and warranties of the Company contained in this Agreement are, as of such date and each Time of Sale subsequent to the immediately preceding Representation Date, if any, true and correct; and

(iv) each of the covenants and agreements required herein to be performed by the Company on or prior to such date has been duly, timely and fully performed and each condition herein required to be complied with by the Company on or prior to such date has been duly, timely and fully complied with.

(d) Opinions of Counsel to the Company. BMOCM shall have received, on each Representation Date, an opinion of Gibson, Dunn & Crutcher LLP, outside counsel for the Company, to the effect set forth in Exhibit B hereto, and a negative assurance letter, in each case dated such date and addressed to BMOCM.

(e) Opinions of Borrower’s Counsel to the Company. BMOCM shall have received, on each Representation Date, an opinion of Norton Rose Fulbright US LLP, borrower’s counsel for the Company, to the effect set forth in Exhibit C hereto, dated such date and addressed to BMOCM.

(f) Opinions of General Counsel to the Company. BMOCM shall have received, on each Representation Date, an opinion of Gregory J. Morical, Senior Vice President, General Counsel and Secretary of the Company, to the effect set forth in Exhibit D hereto, dated such date and addressed to BMOCM.

(g) Opinion of Counsel to BMOCM. BMOCM shall have received, on each Representation Date, an opinion of Baker Botts L.L.P., outside counsel for BMOCM, dated such date and addressed to BMOCM, in form and substance reasonably satisfactory to BMOCM.

(h) Accountants’ Comfort Letter. BMOCM shall have received, on each Representation Date, letters from each of the Accountants dated such date and addressed to BMOCM, in form and substance reasonably satisfactory to BMOCM, (i) confirming that each of the Accountants are an independent registered public accounting firm within the meaning of the Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and information of the type ordinarily included in accountants’ “comfort letters” to sales agents in connection with registered “at the market” offerings with respect to the audited and unaudited financial statements and certain other financial information contained or incorporated by reference in the Registration Statement and the Prospectus (the first pair of such letters, the “Initial Comfort Letters”) and (iii) in the case of any such letters after the Initial Comfort Letters, updating each respective Initial Comfort Letter with any information that would have been included in such Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus, as amended or supplemented to the date of such letter.

(i) Due Diligence. The Company shall have complied with all of its due diligence obligations required pursuant to Section 3(w).

(j) Compliance with Blue Sky Laws. The Shares shall be qualified for sale in such states and jurisdictions as BMOCM may reasonably request, including, without limitation, the provinces and territories of Canada and other jurisdictions outside the United States, and each such qualification shall be in effect and not subject to any stop order or other proceeding on the relevant Representation Date.

(k) Stock Exchange Listing. The Shares shall have been duly authorized for listing on the Exchange, subject only to notice of issuance at or prior to the applicable Settlement Date.

(l) Regulation M. The Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(m) Additional Certificates. The Company shall have furnished to BMOCM such certificate or certificates, in addition to those specifically mentioned herein, as BMOCM may have reasonably requested as to the accuracy and completeness at each Representation Date of any statement in the Registration Statement or the Prospectus or any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus, as to the accuracy at such Representation Date of the representations and warranties of the Company herein, as to the performance by the Company of its obligations hereunder, or as to the fulfillment of the conditions concurrent and precedent to the obligations hereunder of BMOCM.

(n) Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.

5. Indemnification.

(a) Indemnification of BMOCM. The Company shall indemnify and hold harmless BMOCM, the directors, officers, employees, affiliates, counsel and agents of BMOCM and each person, if any, who controls BMOCM within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, liabilities, expenses and damages (including, without limitation, any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), to which they, or any of them, may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rules 430A, 430B or 430C, as applicable, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Permitted Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, liability, expense or damage arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information relating to BMOCM furnished in writing to the Company by BMOCM expressly for inclusion in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification of the Company. BMOCM shall indemnify and hold harmless the Company, its agents, each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, each director of the Company and each officer of the Company who signs the Registration Statement to the same extent as the foregoing indemnity from the Company to BMOCM, but only insofar as losses, claims, liabilities, expenses or damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information relating to BMOCM furnished in writing to the Company by BMOCM expressly for inclusion in the Registration Statement, any Permitted Free Writing Prospectus or the Prospectus. This indemnity will be in addition to any liability which BMOCM may otherwise have. The Company acknowledges that the information set forth in Schedule 2 constitute the only information furnished in writing by or on behalf of BMOCM for inclusion in the Registration Statement or the Prospectus.

(c) Indemnification Procedures. Any party that proposes to assert the right to be indemnified under this Section 5 shall, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 5, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the failure so to notify such indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 5 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel shall be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges shall be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed). No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 5 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 5(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 5 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or BMOCM, the Company and BMOCM shall contribute to the total losses, claims, liabilities, expenses and damages (including, without limitation, any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than BMOCM, such as persons who control the Company within the meaning of the Act, officers of the Company who signed the Registration

Statement and directors of the Company, who also may be liable for contribution) to which the Company and BMOCM may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company on the one hand and BMOCM on the other hand. The relative benefits received by the Company on the one hand and BMOCM on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the sum of (i) the total compensation to BMOCM pursuant to Section 1(a)(vii) (in the case of one or more Agency Transactions hereunder) and (ii) the underwriting discounts and commissions received by BMOCM as set forth in the table on the cover page of the Prospectus (in the case of one or more Principal Transactions pursuant to Terms Agreements). If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and BMOCM, on the other hand, with respect to the statements or omissions which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or BMOCM, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage, or action in respect thereof, referred to above in this subsection (d) shall be deemed to include, for purpose of this subsection (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), BMOCM shall not be required to contribute any amount in excess of the sum of (i) the total compensation to BMOCM pursuant to Section 1(a)(vii) (in the case of one or more Agency Transactions hereunder) and (ii) the underwriting discounts and commissions received by BMOCM as set forth in the table on the cover page of the Prospectus (in the case of one or more Principal Transactions pursuant to Terms Agreements), and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this subsection (d), any person who controls a party to this Agreement within the meaning of the Act will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this subsection (d), will notify any such party from whom contribution may be sought, but the omission so to notify will not relieve the party from whom contribution may be sought from any other obligation it may have under this subsection (d). No party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).

(e) Survival. The obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of BMOCM and each person, if any, who controls BMOCM or any such affiliate within the meaning of the Act; and the obligations of BMOCM under this Section 5 shall be in addition to any liability which it may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act. The indemnity and contribution agreements contained in this Section 5 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BMOCM, (ii) acceptance of any of the Shares and payment therefor or (iii) any termination of this Agreement.

6. Termination.

(a) The Company may terminate this Agreement in its sole discretion at any time upon giving prior written notice to BMOCM. Any such termination shall be without liability of any party to the other party, except that (i) with respect to any pending sale, the obligations of the Company, including, without limitation, in respect of compensation of BMOCM, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Sections 2, 3 (except that if no Shares have been previously sold hereunder or under any Terms Agreement, only Section 3(n)), 5, 7(c), 7(e) and 7(h) of this Agreement shall remain in full force and effect notwithstanding such termination. In the case of any sale by the Company pursuant to a Terms Agreement, the obligations of the Company pursuant to such Terms Agreement and this Agreement may not be terminated by the Company without the prior written consent of BMOCM.

(b) BMOCM may terminate this Agreement in its sole discretion at any time upon giving prior written notice to the Company. Any such termination shall be without liability of any party to the other party, except that (i) with respect to any pending sale, the obligations of the Company, including, without limitation, in respect of compensation of BMOCM, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Sections 2, 3 (except that if no Shares have been previously sold hereunder or under any Terms Agreement, only Section 3(n)), 5, 7(c), 7(e) and 7(h) of this Agreement shall remain in full force and effect notwithstanding such termination. In the case of any purchase by BMOCM pursuant to a Terms Agreement, BMOCM may, by written notice to the Company, terminate its obligations pursuant to such Terms Agreement at any time prior to or on the Settlement Date without liability on the part of BMOCM to the Company if, since the time of execution of the Terms Agreement or the respective dates as of which information is given in the Registration Statement and the Prospectus, in the reasonable judgment of BMOCM, any of the following shall occur:

(i) trading of any securities of the Company shall have been suspended or limited on any exchange or in any over-the-counter market;

(ii) trading generally shall have been suspended or limited on or by, as the case may be, any “national securities exchange” (as defined in the Exchange Act), or minimum or maximum prices shall have been generally established on any such exchange, or additional material governmental restrictions, not in force on the date of this Agreement, shall have been imposed upon trading in securities generally by any such exchange or by order of the Commission or any court or other governmental authority;

(iii) a general banking moratorium shall have been declared by any of federal, New York or Delaware authorities;

(iv) the United States shall have become engaged in new hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis shall have occurred, the effect of any of which is such as to make it impracticable or inadvisable to market the Shares on the terms and in the manner contemplated by the Prospectus;

(v) if the Company or any of its subsidiaries shall have sustained a loss material or substantial to the Company or any of its subsidiaries by reason of flood, fire, accident, hurricane, earthquake, theft, sabotage, natural disaster, disease outbreak or other calamity or malicious act, whether or not such loss shall have been insured, the effect of any of which is such as to make it impracticable or inadvisable to market the Shares on the terms and in the manner contemplated by the Prospectus; or

(vi) if there shall have been a Material Adverse Change.

(c) This Agreement shall remain in full force and effect until the earliest to occur of (A) termination of this Agreement pursuant to subsection (a) or (b) above or otherwise by mutual written agreement of the parties, (B) such date that the aggregate gross sales proceeds of the Shares sold pursuant to this Agreement (including, without limitation, one or more Terms Agreements pursuant hereto) equals the Maximum Amount and (C) the third anniversary of this Agreement, in each case except that (i) with respect to any pending sale, the obligations of the Company, including, without limitation, in respect of compensation of BMOCM, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Sections 2, 3 (except that if no Shares have been previously sold hereunder or under any Terms Agreement, only Section 3(n)), 5, 7(c), 7(e) and 7(h) of this Agreement shall remain in full force and effect notwithstanding such termination.

(d) Any termination of this Agreement shall be effective on the date specified in the notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by BMOCM or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall settle in accordance with the provisions of Section 1 (in the case of an Agency Transaction) or in accordance with the relevant Terms Agreement (in the case of a Principal Transaction).

7. Miscellaneous.

(a) Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed, hand delivered or telecopied (i) if to the Company, at the office of the Company, Calumet, Inc., 1060 N. Capital Avenue, Suite 6-401, Indianapolis, Indiana 46204, Attention: General Counsel, Attention: Chief Executive Officer, or (ii) if to BMOCM, at the offices of BMO Capital Markets Corp., 151 W 42nd Street, New York, New York 10036, Attention: Equity Capital Markets desk, with a copy to the Legal Department (Fax: (212) 702-1205). Any such notice shall be effective only upon receipt. Any notice under Section 5 may be made by telecopy or telephone, but if so made shall be subsequently confirmed in writing (which may include, in the case of BMOCM, electronic mail to any Authorized Company Representative).

(b) No Third Party Beneficiaries. The Company acknowledges and agrees that BMOCM is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, BMOCM is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and BMOCM shall have no responsibility or liability to the Company with respect thereto. Any review by BMOCM of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of BMOCM and shall not be on behalf of the Company.

(c) Survival of Representations and Warranties. All representations, warranties and agreements of the Company contained herein or in certificates or other instruments delivered pursuant hereto (including, without limitation, any Terms Agreement) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of BMOCM or any of their controlling persons and shall survive delivery of and payment for the Shares hereunder.

(d) Disclaimer of Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement, including the determination of the terms of the offering and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and BMOCM, on the other hand, (ii) in connection with the offering contemplated by this Agreement and the process leading to such transaction, BMOCM owes no fiduciary duties to the Company or its securityholders, creditors, employees or any other party, (iii) BMOCM has not assumed nor will it assume any advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Shares contemplated by this Agreement or the process leading thereto (irrespective of whether BMOCM or its affiliates has advised or is currently advising the Company on other matters) and BMOCM has no obligation to the Company with respect to the offering of the Shares contemplated by this Agreement except the obligations expressly set forth in this Agreement, (iv) BMOCM and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (v) BMOCM has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated by this Agreement and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(e) Governing Law. THIS AGREEMENT AND EACH TERMS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING UNDER OR RELATED TO THIS AGREEMENT OR SUCH TERMS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Each party hereto hereby irrevocably submits for purposes of any action arising from this Agreement or any Terms Agreement brought by the other party hereto to the jurisdiction of the courts of New York State located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York.

(f) Counterparts. This Agreement and each Terms Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Each party to this Agreement acknowledges that electronic signatures, whether digital or encrypted, of a party may be included in this Agreement and if so, are intended to authenticate this writing and to have the same force and effect as a manual signature. “Electronic Signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

(g) Severability. If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

(h) Survival of Provisions Upon Invalidity of Any Single Provision. In case any provision in this Agreement or any Terms Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i) Waiver of Jury Trial. Each of the Company and BMOCM hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

(j) Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 5 hereof, and no other person will have any right or obligation hereunder.

(k) Titles and Subtitles. The titles of the sections and subsections of this Agreement and any Terms Agreement are for convenience and reference only and are not to be considered in construing this Agreement or such Terms Agreement.

(l) Entire Agreement. Other than the terms set forth in each Agency Transaction Notice delivered hereunder and each Terms Agreement executed and delivered pursuant hereto, this Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any Terms Agreement may be amended or otherwise modified or any provision hereof waived except by an instrument in writing signed by BMOCM and the Company.

(m) USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended), the BMOCM required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow BMOCM to properly identify its clients.

(n) Recognition of the U.S. Special Resolution Regimes.

(i) In the event that BMOCM is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from BMOCM of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii) In the event that BMOCM is a Covered Entity or a BHC Act Affiliate of BMOCM becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against BMOCM are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 7(n), a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the agreement between the Company and BMOCM.

Very truly yours,

CALUMET, INC.

By:	/s/ David Lunin
Name: David Lunin
Title: Executive Vice President and Chief Financial Officer

Confirmed as of the date first above mentioned:

BMO CAPITAL MARKETS CORP.

By:	/s/ Brad Pavelka
Name: Brad Pavelka
Title: Managing Director, Equity Capital Markets

SCHEDULE 1

AUTHORIZED COMPANY REPRESENTATIVES

Name and Office/Title	E-mail Address
Todd Borgmann, President and Chief Executive Officer	Todd.Borgmann@calumetspecialty.com

David Lunin, Executive Vice President and Chief Financial Officer	David.Lunin@calumetspecialty.com

SCHEDULE 2

INFORMATION SUPPLIED BY BMOCM

The name of the Agent.

SCHEDULE 3

SUBSIDIARIES

Entity	State of Formation	Foreign Qualifications
Calumet GP, LLC	Delaware	Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Georgia, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, West Virginia, Wisconsin, Wyoming

Calumet Specialty Products Partners, L.P.	Delaware	Indiana

Calumet Finance Corp.	Delaware	None

Calumet Operating, LLC	Delaware	Indiana, Texas

Calumet Refining, LLC	Delaware	Alabama, Arizona, Arkansas, California, Connecticut, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, New Jersey, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, Wyoming

Calumet Princeton Refining, LLC	Delaware	Louisiana

Calumet Cotton Valley Refining, LLC	Delaware	Louisiana

Calumet Shreveport Refining, LLC	Delaware	Louisiana

Calumet Montana Refining, LLC	Delaware	Montana

Calumet Missouri, LLC	Delaware	Missouri

Calumet Karns City Refining, LLC	Delaware	Pennsylvania

Calumet Dickinson Refining, LLC	Delaware	Texas

Calumet Branded Products, LLC	Delaware	Alabama, California, Colorado, Florida, Kentucky, Louisiana, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Utah, Washington

Bel-Ray Company, LLC	Delaware	Pennsylvania

Calumet International, Inc.	Delaware	None

Kurlin Company, LLC	Delaware	New Jersey

Montana Renewables Holdings LLC	Delaware	None

Montana Renewables, LLC	Delaware	Montana, Oregon, Washington

SCHEDULE 4

ISSUER FREE WRITING PROSPECTUSES

None.

EXHIBIT A

[Company Letterhead]

[_______], 20[__]

BMO Capital Markets Corp.

3 Times Square

New York, New York 10036

VIA EMAIL

TRANSACTION NOTICE

Ladies and Gentlemen:

The purpose of this Transaction Notice is to propose certain terms of the Agency Transaction entered into with BMOCM under, and pursuant to, that certain Equity Distribution Agreement between the Company and BMOCM, dated January [14], 2025 (the “Agreement”). Please indicate your acceptance of the proposed terms below. Upon acceptance, the particular Agency Transaction to which this Transaction Notice relates shall supplement, form a part of, and be subject to, the Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The terms of the particular Agency Transaction to which this Transaction Notice relates are as follows:

Trading Day(s) on which Shares may be Sold:	[_______], 20[__], [_______], 20[__] . . . [_______], 20[__]

Maximum Number of Shares to be Sold in the Aggregate:	[_______]

Maximum Number of Shares to be Sold on each Trading Day:	[_______]

Floor Price:	$[__.__]

[Remainder of Page Intentionally Blank]

A-1

Very truly yours,

CALUMET, INC.

By:
Name:
Title:

Accepted and agreed as of the date first above written:

BMO CAPITAL MARKETS CORP.

By:
Name:
Title:

A-2

EXHIBIT B

Form of Opinion of

Gibson, Dunn & Crutcher LLP

B-1

EXHIBIT C

Form of Opinion of

Norton Rose Fulbright US LLP

C-1

EXHIBIT D

Form of Opinion of

Gregory J. Morical

D-1